Exhibit 10.138

TERM LOAN AGREEMENT

DATED AS OF DECEMBER 6, 2011

AMONG

LEAWOOD TCP, LLC

AND

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
AS BORROWERS

AND

KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

AND

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
AS LENDERS

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
ARTICLE II THE CREDIT		12
2.1	Generally	12
2.2	Ratable Advances	13
2.3	Final Principal Payment	13
2.4	Fees	13
2.5	Intentionally Omitted	13
2.6	Optional Prepayments	13
2.7	Method of Selecting Types and Interest Periods	13
2.8	Conversion and Continuation of Outstanding Advances	14
2.9	Changes in Interest Rate, Etc.	14
2.10	Rates Applicable After Default	14
2.11	Method of Payment	15
2.12	Notes; Telephonic Notices	15
2.13	Interest Payment Dates; Interest and Fee Basis	15
2.14	Notification of Advances, Interest Rates and Prepayments	16
2.15	Lending Installations	16
2.16	Non-Receipt of Funds by the Administrative Agent	16
2.17	Replacement of Lenders under Certain Circumstances	16
2.18	Usury	17
ARTICLE III CHANGE IN CIRCUMSTANCES		17
3.1	Yield Protection	17
3.2	Changes in Capital Adequacy Regulations	18
3.3	Availability of Types of Advances	18
3.4	Funding Indemnification.	19
3.5	Taxes	19
3.6	Lender Statements; Survival of Indemnity	21
ARTICLE IV CONDITIONS PRECEDENT		21
4.1	Initial Advance.	21
ARTICLE V REPRESENTATIONS AND WARRANTIES		23
5.1	Existence.	23
5.2	Authorization and Validity.	24
5.3	No Conflict; Government Consent	24
5.4	Financial Statements; Material Adverse Effect.	24
5.5	Taxes.	24
5.6	Litigation and Guarantee Obligations	24
5.7	Intentionally Omitted	25
5.8	ERISA.	25
5.9	Accuracy of Information.	25
5.10	Regulation U	25
5.11	Material Agreements	25
5.12	Compliance With Laws.	25
5.13	Ownership of Projects.	25
5.14	Investment Company Act.	26
5.15	Intentionally Omitted	26
5.16	Intentionally Omitted.	26
5.17	Insurance.	26
5.18	REIT Status	26
5.19	Title to Property.	26
5.20	Environmental Matters	26
5.21	Collateral Asset.	27
5.22	Office of Foreign Asset Control	29

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ARTICLE VI COVENANTS		29
6.1	Financial Reporting.	29
6.2	Use of Proceeds	30
6.3	Notice of Default	30
6.4	Conduct of Business	31
6.5	Taxes	31
6.6	Insurance.	31
6.7	Compliance with Laws	31
6.8	Maintenance of Properties	31
6.9	Inspection	31
6.10	Maintenance of Status	31
6.11	Dividends	31
6.12	No Change in Control	32
6.13	Affiliates	32
6.14	Consolidated Net Worth.	32
6.15	Indebtedness and Cash Flow Covenants	32
6.16	Liens	32
6.17	Approval of Leases	33
6.18	No Additional Indebtedness.	33
6.19	ING Permanent Loan Documentation.	33
ARTICLE VII DEFAULTS		33
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		35
8.1	Acceleration	35
8.2	Amendments	35
8.3	Preservation of Rights	36
8.4	Insolvency of Borrower	36
ARTICLE IX GENERAL PROVISIONS		36
9.1	Survival of Representations	36
9.2	Governmental Regulation.	36
9.3	Intentionally Omitted.	37
9.4	Headings	37
9.5	Entire Agreement	37
9.6	Several Obligations; Benefits of this Agreement	37
9.7	Expenses; Indemnification	37
9.8	Numbers of Documents.	37
9.9	Accounting.	38
9.10	Severability of Provisions	38
9.11	Nonliability of Lenders.	38
9.12	Choice of Law	38
9.13	Consent to Jurisdiction	38
9.14	Waiver of Jury Trial	38
ARTICLE X THE ADMINISTRATIVE AGENT		38
10.1	Appointment.	38
10.2	Powers	39
10.3	General Immunity	39
10.4	No Responsibility for Loans, Recitals, etc.	39
10.5	Action on Instructions of Lenders.	39
10.6	Employment of Agents and Counsel.	40
10.7	Reliance on Documents; Counsel.	40
10.8	Administrative Agent’s Reimbursement and Indemnification.	40
10.9	Rights as a Lender.	40
10.10	Lender Credit Decision.	41
10.11	Successor Administrative Agent	41
10.12	Notice of Defaults.	41
10.13	Requests for Approval.	41

- ii -

10.14	Defaulting Lenders	42
ARTICLE XI		42
PATRIOT ACT		42
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		42
12.1	Successors and Assigns	42
12.2	Participations.	43
12.3	Assignments.	43
12.4	Dissemination of Information.	44
12.5	Tax Treatment.	44
12.6	Confidentiality	44
ARTICLE XIII NOTICES		45
13.1	Giving Notice.	45
13.2	Change of Address.	45
ARTICLE XIV COUNTERPARTS		45

- iii -

TERM LOAN AGREEMENT

This Term Loan Agreement, dated as of December 6, 2011, is among Leawood TCP LLC, a limited liability company organized under the laws of the State of Delaware (the “Owner”) and Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“GPLP” and collectively with Owner, the “Borrower”), KeyBank National Association, a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”) and KeyBank National Association, not individually, but as “Administrative Agent.”

RECITALS

A. GPLP is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.

B. Owner is purchasing a 650,000 square foot open air regional mall located in Leawood, Kansas commonly known as Town Center Plaza.

C. The Borrower has requested that the Lenders make a single disbursement term loan to the Borrower pursuant to the terms of this Agreement to provide bridge financing to enable Owner to purchase such mall.  The Administrative Agent and the Lenders have agreed to do so.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“ABR Applicable Margin” means two percent (2.00%) per annum.

“Adjusted Annual EBITDA” shall have, as of any date, the meaning then given to such term under the GPLP Revolver.

“Adjusted Funds From Operations” shall mean Funds From Operations less Preferred Dividends, adjusted for impairment and other non-cash charges.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means the initial borrowing hereunder and from time to time thereafter each portion of such initial borrowing which is of the same Type and, in the case of LIBOR Rate Advances, for the same LIBOR Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the lesser of (i) $70,000,000 and (ii) 52.5% of the Owner’s purchase price for the Collateral Asset under the Purchase Agreement.

“Agreement” means this Loan Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month LIBOR Interest Period beginning on such day plus 1.00% per annum.

“Applicable Margin” means, as applicable, the ABR Applicable Margin or the LIBOR Applicable Margin which are used in calculating the interest rate applicable to the various Types of Advances.

“Appraisal” shall mean an appraisal of the Collateral Asset commissioned by the Administrative Agent, and reasonably acceptable to the Administrative Agent and Required Lenders, in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder (“FIRREA”) and with the Uniform Standards of Professional Appraisal Practice.

“Appraised Value” means the “as-is” appraised value of the Collateral Asset as shown on the most recent Appraisal thereof.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Vice President and Chief Financial Officer, Vice President, Controller and Chief Accounting Officer or Executive Vice President and General Counsel of the general partner of GPLP, acting singly.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means (i) any change in the ownership of either Parent Entity which results in more than twenty-five percent (25%) of such Parent Entity’s Capital Stock being acquired by any one Person, or group of Persons which are Affiliates of each other, or (ii) any change in the membership of either Parent Entity’s Board of Directors which results in the number of board members who have served as board members for the preceding one (1) year period being less than 50% of the then-current total number of board members, provided that, in making such calculation, the successor to any board member who has died, become disabled or retired due to age or illness during such one year period shall be deemed to have served for the full one year period, or (iii) any change in the identity of the owners of the general partnership interests in GPLP, unless any such owner is a Wholly Owned Subsidiary of Glimcher Realty Trust or (iv) Owner ceasing to be a Wholly-Owned Subsidiary of GPLP.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document including, without limitation, the Collateral Asset.

“Collateral Asset” means the real estate and related improvements commonly known as Town Center Plaza, Leawood, Kansas.

“Collateral Assignment of Interests” means the Collateral Assignment of Interests in the form of Exhibit G attached hereto from GPLP to the Administrative Agent, for the benefit of the Lenders, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent on behalf of the Lenders a first priority lien and security interest in the applicable Pledged Equity Interests and the other interests of GPLP in the Collateral described therein, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.

“Collateral Assignment of Proceeds” means the Collateral Assignment of Proceeds in the form of Exhibit H attached hereto from Owner to the Administrative Agent, for the benefit of the Lenders, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent on behalf of the Lenders a first priority lien and security interest in the applicable Collateral described therein, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.

“Collateral Assignments” means, collectively, the Collateral Assignment of Interests and the Collateral Assignment of Proceeds.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Letter” means that certain commitment to lend dated as of November 17, 2011 executed by ING regarding the permanent loan to be obtained by Owner in an amount not less than $70,000,000 and to be secured by the Collateral Asset.

“Consolidated Group” shall mean have the meaning given to such term in the GPLP Revolver from time to time.

“Consolidated Group Pro Rata Share” shall mean, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value minus (b) Consolidated Outstanding Indebtedness as of such date.

“Consolidated Outstanding Indebtedness” shall mean, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Glimcher Group outstanding at such date, plus, without duplication (b) the applicable Glimcher Percentage of all Indebtedness of each Joint Venture, adjusted to eliminate increases or decreases arising from FAS-141 and excluding traditional carve-outs relating to non-recourse debt obligations for both the Glimcher Group and the Joint Ventures.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.8.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.10 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.

“Facility Termination Date” means February ___, 2012.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“Fixed Charges” shall have, as of any date, the meaning then given to such term under the GPLP Revolver.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Glimcher Group” means, collectively, GPLP, the Parent Entities and any Subsidiaries which are wholly owned, in the aggregate, by GPLP and/or the Parent Entities.

“Glimcher Percentage” means, with respect to any Joint Venture or any member of the Consolidated Group that is not also a member of the Glimcher Group, the percentage of the total equity interests held by the Glimcher Group, in the aggregate, in such Joint Venture or such member determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Joint Venture or such member held by the Glimcher Group in the aggregate.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GPLP Revolver” means that certain revolving credit facility available to GPLP in the maximum amount of $250,000,000 pursuant to that certain Third Amended and Restated Credit Agreement dated as of October 12, 2011 by and between GPLP and KeyBank National Association, as Administrative Agent and Lead Arranger, and the several Lenders from time to time parties thereto, as amended, restated or otherwise modified from time to time, including any new revolving credit facility which refinances and replaces such facility.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Interest Period” means a LIBOR Interest Period.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Joint Venture” means any Investment Affiliate or any member of the Consolidated Group that is not a member of Glimcher Group.

“Lenders” means only those lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement, and if at any time, only one (1) Lender has signed this Agreement, then that Lender’s Commitment shall equal the Aggregate Commitment.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBOR Applicable Margin” means three percent (3.00%) per annum.

“LIBOR Base Rate” means, the rate (rounded upwards to the nearest 1/16th) with respect to a LIBOR Rate Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of KeyBank’s relevant LIBOR Rate Loan and having a maturity equal to such LIBOR Interest Period.

“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months, to the extent deposits with such maturities are available to the Lenders, commencing on a Business Day, as selected by the Borrower; provided, however, that any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.  Notwithstanding the foregoing, at any one time there will be no more than six (6) LIBOR Interest Periods outstanding.

“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the LIBOR Applicable Margin.

“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means this Agreement, the Note, the Parent Guaranty, the Security Documents, and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means the Borrower and the Parent Guarantor.

“Major Tenant”  means a tenant occupying space at the Collateral Asset of 15,000 square feet or greater.

“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Consolidated Group, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which GPLP or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” is defined in Section 12.3.2.

“Obligations” means the Advances and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.

“Other Taxes” is defined in Section 3.5(ii).

“Participants” is defined in Section 12.2.1.

“Parent Entities” means Glimcher Realty Trust and Glimcher Properties Corporation.

“Parent Guarantor” means Glimcher Realty Trust.

“Parent Guaranty” means the guaranty to be executed and delivered by the Parent Guarantor substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the fifteenth day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.

“Permitted Liens” are defined in Section 6.16.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledged Equity Interests” means 100% of the applicable legal, beneficial ownership interests in Owner as pledged under the Collateral Assignment of Interests.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Project” means any real estate asset owned by GPLP or Owner and operated or intended to be operated as a retail property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated as of August 23, 2011 between Owner and Town Center Plaza, L.L.C. for the purchase of the Collateral Asset.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security Documents” means the Collateral Assignments, the UCC Financing Statements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of GPLP.

“Substantial Portion” means, with respect to the Property of GPLP and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Asset Value” shall have, as of any date, the meaning then given to such term under the GPLP Revolver.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or LIBOR Rate Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDIT

2.1       Generally.  Subject to the terms and conditions of this Agreement, Lenders severally agree to make a single initial Advance through the Administrative Agent to Borrower in the amount of the Aggregate Commitment.

Each Lender shall fund its Percentage of such initial Advance and no Lender will be required to fund any amounts which would exceed such Lender’s Commitment.  This facility (“Facility”) is not a revolving credit facility and, therefore, notwithstanding repayment of all or any portion of such Advance, the Borrower shall have no right to reborrow Advances thereafter.  For convenience, portions of such single initial disbursement bearing different interest rates are referred to herein as “Advances” but such reference shall not be deemed in any way to create such a revolving credit facility.

2.2       Ratable Advances.  The initial Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Commitments bear to the Aggregate Commitment and may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Section 2.7.

2.3       Final Principal Payment.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.4       Fees.  The Borrower agrees to pay an upfront fee to the Administrative Agent on the date of the initial Advance equal to one-quarter of one percent (0.25%) of the Aggregate Commitment.

2.5       Intentionally Omitted.

2.6       Optional Prepayments.The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay all or any portion of the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances or Floating Rate Advances, or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof and; (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable LIBOR Interest Period must be accompanied by any amounts payable pursuant to Section 3.4.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4.

2.7       Method of Selecting Types and Interest Periods

.  The Borrower shall select the Type of each Advance comprising the initial disbursement hereunder and, in the case of each LIBOR Rate Advance, the Interest Period applicable to such Advance from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, and (ii) not later than noon Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance:

 (i)   the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)   the aggregate amount of such Advance,

(iii)   the Type of Advance selected, and

(iv)       in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable thereto.

Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, or (ii) noon (Cleveland time) in the case of all other Advances.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No Interest Period may end after the Facility Termination Date and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.8   Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances.  Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type.  Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date which shall be a Business Day, of such conversion or continuation;

    (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

   (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the LIBOR Interest Period applicable thereto.

2.9   Changes in Interest Rate, Etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.8 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each LIBOR Rate Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.

2.10     Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be converted into or continued as a LIBOR Rate Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.11     Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders.  As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others.  Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.

2.12     Notes; Telephonic Notices.  Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice.  The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance.  Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.13     Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise.  Interest shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.14     Notification of Advances, Interest Rates and Prepayments.  The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent.  The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate

2.15     Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Note shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.16     Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.  If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.17     Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to the Borrower) no Unmatured Default  shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18     Usury.  This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1   Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(iii) imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation  in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount.

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2   Changes in Capital Adequacy Regulations.  If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender  is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, which shall include a description of the nature of the Change and the method used by such Lender to determine the amount of such increase, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3   Availability of Types of Advances.  If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Rate Advances of the affected Type to be repaid; or if a Lender in good faith determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination.  If the Borrower is required to so repay a LIBOR Rate Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Floating Rate.

3.4   Funding Indemnification.  If any payment of a ratable LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5   Taxes.

(i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the Agreement Execution Date, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

3.6   Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1   Initial Advance.  The Lenders shall not be required to make the initial Advance hereunder unless (a) the Borrower shall, prior to or concurrently with such initial Advance, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:

(i) The duly executed originals of the Loan Documents, including the Note, payable to the order of each of the Lenders, this Agreement, the Parent Guaranty, the Collateral Assignments, and all of the Security Documents;

(ii) (A) Certificates of good standing for GPLP and Owner from the State of Delaware, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for GPLP and the Owner, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, for each other jurisdiction where the failure of GPLP or Owner to so qualify or be licensed (if required) would have a Material Adverse Effect;

(iii) Copies of the formation documents (including code of regulations, if appropriate) of GPLP and the Owner, certified by an officer of GPLP or Owner, as appropriate, together with all amendments thereto;

(iv) Incumbency certificates, executed by officers of the Borrower, the Parent Guarantor and Owner, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of such parities, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by GPLP or any such Parent Entity or the Owner;

(v) Copies, certified by a Secretary or an Assistant Secretary of the Parent Guarantor, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and each Parent Entity hereunder;

(vi) A written opinion of the Borrower’s and Parent Guarantor’s counsel, addressed to the Lenders in substantially the form of Exhibit E hereto or such other form as the Administrative Agent may reasonably approve;

(vii)     A copy of the Commitment Letter;

(viii)    A certificate, signed by an Authorized Officer of GPLP and Owner, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing, there has been no Material Adverse Effect, and that all representations and warranties of the Borrower are true and correct in all material respects as of the initial Borrowing Date provided that such certificate is in fact true and correct;

(ix) The most recent financial statements of GPLP;

(x) UCC financing statement, judgment, and tax lien searches with respect to GPLP and Owner from Kansas and Delaware;

(xi) Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(xii)    Evidence that the upfront fees due under Section 2.4 has been paid, or will be paid out of the proceeds of the initial Advance hereunder;

(xiii)    There is no event of default under the GPLP Revolver;

(xiv)    A survey for the Collateral Asset in a form satisfactory to counsel for the Administrative Agent;

(xv)    A copy of the owner’s title policy (or policies), showing no exceptions to title except such as may be approved by the Administrative Agent;

(xvi)    If any portion of any buildings included in the Collateral Asset is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, (i) a policy of flood insurance which (A) covers any parcel of the Collateral Asset and (B) is written in an amount satisfactory to the Administrative Agent or the maximum limit of coverage made available with respect to the particular type of property under the Act, whichever is less, and (ii) confirmation that the Owner has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.  To the extent the Collateral Asset is not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other agency, the certification of the survey of the Collateral Asset to be delivered pursuant to clause (xvi) above shall include confirmation of such fact;

(xvii)    A copy of all recorded documents with respect to the Collateral Asset referred to, or listed as exceptions to title in, the title policy referred to in Section 4.1(xvii) and a copy, certified by such parties as the Administrative Agent may deem appropriate, of all other documents materially affecting the Collateral Asset, including without limitation copies of any leases on any leases with Major Tenants thereof;

(xviii)    The results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Owner used in connection with the Collateral Asset and the results of such search shall be satisfactory to the Administrative Agent;

(xix)    Evidence in form and substance satisfactory to it that all of the requirements for insurance shall have been satisfied;

(xx)    A current rent roll and current operating statements for the Collateral Asset;

(xxi)    A current engineer’s report on the condition of the improvements upon the Collateral Asset;

(xxii)    A current Phase I environmental assessment report and certification (or updated report and recertification) for the Collateral Asset;

(xxiii)    Evidence of the closing of Owner’s acquisition of the Collateral Asset; and

(xxiv)    Such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

GPLP and Owner each represents and warrants to the Lenders that:

5.1   Existence.  GPLP and Owner are a limited partnership and a limited liability company, respectively, duly organized and validly existing under the laws of the State of Delaware, with its principal place of business in Columbus, Ohio and each is duly qualified as a foreign limited partnership or limited liability company, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.

5.2   Authorization and Validity.  Each of GPLP and Owner has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by GPLP and Owner of the Loan Documents and the performance of their respective obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of each of them enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3   No Conflict; Government Consent.  Neither the execution and delivery by GPLP and Owner of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on GPLP or Owner, or GPLP’s or Owner’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which GPLP or Owner is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of GPLP or Owner, pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4   Financial Statements; Material Adverse Effect.  All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments.  From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of GPLP or Owner which could reasonably be expected to have a Material Adverse Effect.

5.5   Taxes.  The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by GPLP or Owner except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  No tax liens have been filed and no claims are being asserted with respect to such taxes.  The charges, accruals and reserves on the books of GPLP and Owner in respect of any taxes or other governmental charges are adequate.

5.6   Litigation and Guarantee Obligations.  Except as set forth on Schedule 2 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.  Neither GPLP nor Owner has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.

5.7   Intentionally Omitted

5.8   ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000.  Neither GPLP nor Owner nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the GPLP nor Owner nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9   Accuracy of Information.  No information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10     Regulation U.  Neither GPLP nor Owner will use the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

5.11     Material Agreements.  Neither GPLP nor Owner is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither GPLP nor Owner is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12     Compliance With Laws.  Each of GPLP and Owner has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect.  The Loan Parties have not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13     Ownership of Projects.  Except as set forth on Schedule 1 hereto, on the date of this Agreement, GPLP will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Projects reflected in the financial statements as owned by it.

5.14     Investment Company Act.  Neither GPLP nor Owner is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15     Intentionally Omitted.

5.16     Intentionally Omitted.

5.17     Insurance.  Owner carries insurance on the Collateral Asset with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects including, without limitation:

(i) Property and casualty insurance (including coverage for flood and other water damage for any portion of the Collateral Asset located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Collateral Asset (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(ii)        Loss of rental income insurance in the amount not less than one year’s gross revenues from the Collateral Asset; and

(iii)       Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

The Administrative Agent has reviewed the insurance certificates provided pursuant to Section 4.1(xxi) and confirms that they are acceptable in their current form.

5.18     REIT Status.  Parent Guarantor is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.

5.19     Title to Property.  The execution, delivery or performance of the Loan Documents required to be delivered by GPLP and Owner hereunder will not result in the creation of any Lien on the Projects of GPLP or Owner other than those interests intended to secure the Obligations.  No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

5.20     Environmental Matters.  Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as may be disclosed in that certain Phase I Environmental Site Assessment of Leawood Town Center Plaza prepared by EBI Consulting, dated August 9, 2011, (a copy of which has been provided to Administrative Agent) or as disclosed on Schedule 3 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  To the best knowledge of GPLP and Owner, the Collateral Asset does not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability GPLP or Owner under, Environmental Laws.

(b)  To the best knowledge of GPLP and Owner, the Collateral Asset has been in compliance in all material respects with all applicable Environmental Laws.

(c)  Neither GPLP nor Owner has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Collateral Asset, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)  To the best knowledge of GPLP and Owner, Materials of Environmental Concern have not been transported or disposed of from the Collateral Asset in violation of, or in a manner or to a location which could reasonably give rise to liability of GPLP or Owner under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under the Collateral Asset in violation of, or in a manner that could give rise to liability of GPLP or Owner any applicable Environmental Laws.

(e)  No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of GPLP, threatened, under any Environmental Law to which GPLP or Owner is or, to GPLP’s or Owner’s knowledge, will be named as a party with respect to the Collateral Asset, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Collateral Asset.

(f)  To the best knowledge of GPLP and Owner, there has been no release or threat of release of Materials of Environmental Concern at or from the, or arising from or related to the operations of GPLP and Owner in connection with the Collateral Asset in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.21     Collateral Asset.

(a)  Each of the representations and warranties made by each Loan Party in its Security Documents with respect to the Collateral Asset is true and correct in all material respects.

(b)  Except as disclosed on the survey provided to the Administrative Agent pursuant to Section 4.1(xiv) of this Agreement, the Collateral Asset is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Owner has obtained and will maintain through the Facility Termination Date the insurance prescribed in Section 4.1(xviii) hereof.

(c)  Except as may be disclosed in that certain Phase I Environmental Site Assessment of Leawood Town Center Plaza prepared by EBI Consulting, dated August 9, 2011, or in that certain Property Condition Report prepared by EBI Consulting, dated August 8, 2011, (copies of which reports have been provided to Administrative Agent), to the Borrower’s knowledge, the Collateral Asset and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).

(d)  The Collateral Asset is served by all utilities required for the current or contemplated use thereof.  The Collateral Asset has accepted or is equipped to accept such utility service.

(e)  All public roads and streets necessary for service of and access to the Collateral Asset for the current or contemplated use thereof have been completed, and are open for use by the public.

(f)  The Collateral Asset is served by public water and sewer systems or, if the Collateral Asset is not serviced by a public water and sewer system, the alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise comply in all material respects with, all Applicable Laws with respect to such alternate systems.

(g)  Except as may be disclosed in the reports delivered to Administrative Agent pursuant to Section 4.1 hereof, Borrower is not aware of any latent or patent structural or other significant deficiency of the Collateral Asset.  The Collateral Asset is free of damage and waste that would materially and adversely affect the value of the Collateral Asset, is in good repair and there is no deferred maintenance other than ordinary wear and tear.  The Collateral Asset is free from damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower, threatened condemnation proceedings affecting the Collateral Asset, or any material part thereof.

(h)  To Borrower’s knowledge, except as may be disclosed in the reports delivered to Administrative Agent pursuant to Section 4.1 hereof, all liquid and solid waste disposal, septic and sewer systems located on the Collateral Asset are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(i)  All improvements on the Collateral Asset lie within the boundaries and building restrictions of the legal description of record of Collateral Asset, no improvements encroach upon easements benefiting the Collateral Asset other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Asset and no improvements on adjoining properties encroach upon the Collateral Asset or easements benefiting the Collateral Asset other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Asset.  The Collateral Asset is served by roads which are located either on permanent easements that benefit all or part of the Collateral Asset or on public property and the Collateral Asset has access to, by virtue of such easements or otherwise, and is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.

(j)  There are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Collateral Asset except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

(k)  The Collateral Assignment of Interests creates a valid first priority security interest in the Pledged Equity Interests, subject only to Permitted Liens.

Borrower agrees that all of its representations and warranties set forth in Article V of this Agreement and elsewhere in this Agreement are true on the Agreement Effective Date in all material respects, and will be true in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders) upon each request for the continuation or conversion of an Advance.  Each request for such a continuation or conversion hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such continuation and conversion.

5.22     Office of Foreign Asset Control.  GPLP and Owner are not (and will not be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to any Lender with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1   Financial Reporting.  GPLP will maintain, for the Consolidated Group, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(i) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, other than the fourth quarter, for the Consolidated Group, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by GPLP’s chief financial officer or chief accounting officer;

(ii) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by GPLP’s chief financial officer or chief accounting officer, an operating statement for Owner and the Collateral Asset, a rent roll for the Collateral Asset, and such other information on the Collateral Asset as may be reasonably requested by the Administrative Agent;

(iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated and consolidating balance sheet as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(iv) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit  B hereto signed by GPLP’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(v) As soon as possible and in any event within 10 days after a responsible officer of GPLP knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of GPLP, describing said Reportable Event and the action which GPLP proposes to take with respect thereto;

(vi) As soon as possible and in any event within 10 days after receipt by a responsible officer of GPLP, a copy of (a) any notice or claim to the effect that GPLP or any of its Subsidiaries is or may be liable to any Person as a result of the release by GPLP, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by GPLP or any of its Subsidiaries, which, in the case of either (a) or (b) could have a Material Adverse Effect;

(vii)    Promptly upon the furnishing thereof to the shareholders of either of the Parent Guarantor, copies of all financial statements, reports and proxy statements so furnished; and

(viii)    Such other information (including, without limitation, financial statements for GPLP and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2   Use of Proceeds.  The Borrower will use the proceeds of the Advances solely to pay the purchase price and associated costs for the purchase the Collateral Asset.  The Borrower will not, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender or (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer.

6.3   Notice of Default.  GPLP will give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4   Conduct of Business.  GPLP will do all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a limited partnership in its jurisdiction of formation (except with respect to mergers permitted pursuant to the GPLP Revolver) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, GPLP may not undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office or industrial properties, and ancillary businesses specifically related to such types of properties.

6.5   Taxes.  GPLP will pay when due all taxes, assessments and governmental charges and levies upon it of its income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6   Insurance.  GPLP and Owner will maintain insurance which is consistent with the representation contained in Section 5.17 on all their Projects and GPLP will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7   Compliance with Laws.  GPLP and Owner will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8   Maintenance of Properties.  GPLP and Owner will do all things necessary to maintain, preserve, protect and keep the Collateral Asset in good repair, working order and condition, ordinary wear and tear excepted.

6.9   Inspection.  GPLP and Owner will permit the Lenders upon reasonable notice and during normal business hours and subject to rights of tenants, by their respective representatives and agents, to inspect the Collateral Asset, corporate books and financial records of GPLP and Owner to examine and make copies of the books of accounts and other financial records of GPLP and Owner, and to discuss the affairs, finances and accounts of GPLP and Owner with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.10     Maintenance of Status.  GPLP shall cause Parent Guarantor to at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11     Dividends.  The Parent Entities and GPLP and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock, to make distributions with respect thereto from time to time and to redeem their Capital Stock, provided, however, that in no event shall any Parent Entity or GPLP: (i) pay any such dividends or make any such distributions on any Capital Stock (including without limitation the declaration and payment of Preferred Dividends or the making of distributions to holders of limited partnership units in GPLP), if such dividends and distributions paid on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would exceed 95% of Adjusted Funds From Operations of the Consolidated Group for such period or (ii) pay any such dividends or make any such distributions or make any such redemptions if any Default has occurred hereunder and is then continuing, provided however that, so long as such Default is not a monetary Default under Section 7.1 or Section 7.2 below or a Default under Section 7.7 or Section 7.8 below, or any other Default that has resulted in an acceleration of the obligations under Section 8.1 below, the Parent Entities and GPLP shall be permitted to distribute whatever amount of dividends is necessary to maintain the tax status of Glimcher Realty Trust as a real estate investment trust, which distributions may be made in cash or in Capital Stock at GPLP’s option.

6.12     No Change in Control.  Borrower will not, nor will GPLP permit the Parent Guarantor to, undergo a Change in Control.

6.13     Affiliates.  GPLP will not enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except in the ordinary course of business and pursuant to the reasonable requirements of GPLP’s business and upon fair and reasonable terms no less favorable to GPLP than GPLP would obtain in a comparable arms-length transaction.

6.14     Consolidated Net Worth.  The Consolidated Group shall maintain a Consolidated Net Worth of not less than $1,000,000,000 plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by GPLP or any Parent Entity after October 12, 2011.

6.15     Indebtedness and Cash Flow Covenants.  GPLP shall not permit:

(i)  Adjusted Annual EBITDA to be less than 1.35 times Fixed Charges at any time; or

(ii)  Consolidated Outstanding Indebtedness to be more than sixty percent (60%) of Total Asset Value at any time.

6.16      Liens.  The Owner will not create or incur, nor will it permit or suffer to exist, any Lien in, of or on the Property of the Owner, except:

(i)  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(ii)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in the Property during the pending of such proceeding;

(iii)     Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)     Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; and

(v)  Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.

6.17     Approval of Leases.  Owner shall not enter into any lease for more than 15,000 square feet of gross leaseable area at the Collateral Asset without the prior written consent of the Administrative Agent, which consent shall be given within ten (10) business days after Administrative Agent’s receipt of a request for consent, or if not given in such time period, shall be deemed approved.  After either a Default or the occurrence of events that with the passage of time could reasonably lead to a Default, the Administrative Agent shall have the right, to request Owner to request tenant estoppel certificates from any Major Tenant at the Collateral Asset.

6.18     No Additional Indebtedness.Owner shall not create or suffer to exist any Liens on the Collateral Asset without the prior written consent of Administrative Agent.  Owner shall not incur or guaranty any Indebtedness other than this Facility and trade debt incurred in the ordinary course of business.

6.19     ING Permanent Loan Documentation.Borrower shall deliver to Administrative Agent not later than December 31, 2011 copies of executed final documentation under the Commitment Letter and of an escrow agreement pertaining to the permanent loan from ING in such form as is satisfactory to Administrative Agent and shall execute the Collateral Assignment of Proceeds and deliver it to the Administrative Agent prior to such date.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1           Nonpayment of any principal payment due hereunder or under any Note when due.

7.2           Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3           The breach of any of the terms or provisions of Sections 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18 and 6.19.

7.4           Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.5           The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.6           Failure of GPLP to pay when due any Indebtedness which is outstanding under the GPLP Revolver.

7.7           GPLP or Owner shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8           A receiver, trustee, examiner, liquidator or similar official shall be appointed for GPLP or Owner or for any Substantial Portion of the Property of GPLP or Owner or a proceeding described in Section 7.7(iv) shall be instituted against GPLP or Owner and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9           GPLP or Owner shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against GPLP or Owner would exceed $25,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10          GPLP, Owner or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by GPLP, Owner or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.

7.11          GPLP, Owner or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of GPLP and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.12          Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Properties owned by GPLP or Owner whose aggregate book values are in excess of $5,000,000.

7.13          The occurrence of any “Default” as defined in any Loan Document or in the GPLP Revolver or the breach of any of the terms or provisions of any Loan Document or the GPLP Revolver, which default or breach continues beyond any period of grace therein provided.

7.14          The attempted revocation, challenge, disavowment, or termination by GPLP or Owner of any of the Loan Documents.

7.15          Any Change of Control with respect to Owner or to GPLP shall occur.

7.16          Either GPLP, Owner or any Parent Entity, without obtaining consent of the Required Lenders, shall enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, unless (a) in the case of a merger or consolidation GPLP or such Parent Entity is the surviving entity in such merger or consolidation and (b) after giving effect to the merger, GPLP and Owner each remains in compliance with the terms of this Agreement, provided that any such action shall not constitute a Default unless GPLP shall fail to reverse such action within sixty (60) days after written notice from the Administrative Agent that such action constitutes a Default hereunder.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1   Acceleration.  If any Default described in Section 7.7 or 7.8 occurs with respect to GPLP or Owner, the obligations of the Lenders to make Loans and hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and Parent Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement and the Security Documents or otherwise available at law or in equity, including without limitation, by filing and diligently pursuing judicial action.

If, within 10 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to GPLP or Owner) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2   Amendments.  Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:

(i) Extend the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or facility fees.

(ii) Release any Pledged Equity Interest or release the Parent Guarantor from the Parent Guaranty.

(iii)        Reduce the percentage specified in the definition of Required Lenders.

(iv)        Increase the Aggregate Commitment beyond $70,000,000.

(v) Permit the Borrower to assign its rights under this Agreement.

(vi)        Amend Sections 8.1, 8.2 or 11.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

8.3   Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4   Insolvency of Borrower.  In the event of the insolvency of GPLP or Owner, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

ARTICLE IX

GENERAL PROVISIONS

9.1   Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Note and the making of the Loans herein contemplated.

9.2   Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3   Intentionally Omitted.

9.4   Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5   Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6   Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7   Expenses; Indemnification.  The Borrower shall reimburse the Administrative Agent for any costs, and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout).  The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

9.8   Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9   Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10     Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11     Nonliability of Lenders.  The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12     Choice of Law.  The loan documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.

9.13     Consent to Jurisdiction.  The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Ohio State court sitting in Cleveland in any action or proceeding arising out of or relating to any loan documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Administrative Agent or any lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  Any judicial proceeding by the borrower against the Administrative Agent or any lender or any affiliate of the Administrative Agent or any lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any loan document shall be brought only in a court in Cleveland, Ohio.

9.14     Waiver of Jury Trial.  The Borrower, the Administrative Agent and each Lender hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with any loan document or the relationship established thereunder.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1     Appointment.  KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2     Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3     General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4     No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor.  Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5     Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6     Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7     Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8     Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders.  The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9     Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.10   Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11    Successor Administrative Agent.  Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent.  If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from all other Lenders, such removal to be effective on the date specified by the other Lenders.  Upon any such resignation or removal, the Required Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12    Notice of Defaults.  If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender.  Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.

10.13    Requests for Approval.  If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent.  If the Lender does not so respond, that Lender shall be deemed to have approved the request.

10.14    Defaulting Lenders.  At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that the amount of the Commitment of the Defaulting Lender may not be changed without its consent.  If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section).  All amounts paid by the Borrower or the Parent Guarantor and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender.  After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14.  This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement.  The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

ARTICLE XI

PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1     Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2     Participations.

12.2.1  Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.3     Assignments.

12.3.1  Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender’s Affiliates or to one or more banks, financial institutions or pension funds, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed, any other entity (“Purchasers”) all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000.  In addition, KeyBank National Association agrees that it will not assign any portion of its Commitment or Commitments of its affiliates, if such assignment will result in the amount of the Commitment to be held by KeyBank National Association and its affiliates to be less than the next highest Commitment amount held by any other Lender provided that no Default has occurred and is continuing.  Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing.  Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.  Such consent shall not be unreasonably withheld.

12.3.2  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit C hereto (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Note are issued to such transferor Lender and new Note or, as appropriate, replacement Note, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

12.4     Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 9.11 and Section 12.6 of this Agreement.

12.5     Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

12.6     Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of Information received from Borrower after the date hereof, such Information either consists of financial statements or operating statements, rent rolls or tenant summaries for Projects or is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII

NOTICES

13.1     Giving Notice.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile.

13.2     Change of Address.  The Borrower, the Parent Guarantor, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.

(Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole
general partner

By:	/s/ Mark E. Yale
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart, Director of Treasury
Telephone: 614-887-5889
Facsimile: 614-621-2326

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware
corporation, its sole general partner

By:	/s/ Mark E. Yale
Name:	Mark E. Yale
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart, Director of Treasury
Telephone: 614-887-5889
Facsimile: 614-621-2326

COMMITMENT:	KEYBANK NATIONAL ASSOCIATION, a national
$70,000,000	banking association,
Individually and as Administrative Agent

	By:	/s/ Kevin P. Murray
Print Name: Kevin P. Murray
Title: Senior Vice President

KeyBank National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia 30368
Attention: Kevin Murray
Telephone: 770-510-2168
Facsimile: 770-510-2195

EXHIBIT A

FORM OF NOTE

December __, 2011

Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“GPLP”) and Leawood TCP, LLC, a limited liability company organized under the laws of the State of Delaware (“Owner”, and collectively with GPLP, the “Borrower”), hereby jointly and severally promise to pay to the order of KeyBank National Association (the “Lender”) the aggregate unpaid principal amount of Seventy Million and no 00/100 Dollars ($70,000,000.00) made by the Lender to the Borrower pursuant to Article II of the Term Loan Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is the Note issued pursuant to, and is entitled to the benefits of, the Term Loan Agreement, dated as of December __, 2011 among the Borrower, KeyBank National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

A-1

This Note shall be governed and construed under the internal laws of the State of Ohio.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole
general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware
corporation, its sole general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

A-2

EXHIBIT B

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio  44114

Re:
Term Loan Agreement dated as of _______, 2011 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between GLIMCHER PROPERTIES LIMITED PARTNERSHIP and LEAWOOD TCP, LLC (collectively, the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement.  Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The Borrower hereby further certifies to the Lenders that:

1.           Compliance with Financial Covenants.  Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

2.           Review of Condition.  The Borrower has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

3.           Representations and Warranties.  To the Borrower’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule B hereto.

4.           Covenants.  To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.

B-1

5.           No Default.  To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of ___________, 20__.

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole
general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware
corporation, its sole general partner

By:
Name:
Title:

B-2

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between KEYBANK NATIONAL ASSOCIATION (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__.  The parties hereto agree as follows:

1.           PRELIMINARY STATEMENT.  The Assignor is a party to a Term Loan Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Loan Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Loan Agreement.

2.           ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Loan Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Loan Agreement and the other Loan Documents.  The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.           EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Agent.  Such Notice of Assignment must include the consent of the Agent required by Section 12.3.1 of the Loan Agreement.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date.  The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.           PAYMENTS OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby.  In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date.  The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent and (ii) any amounts of interest on Loans and fees received from the Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.           REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants:  (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment, (d) that the Loan Agreement has not been modified or amended, (e) that the Assignor is not in default under the Loan Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Loan Agreement.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.           REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, and (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA.

7.           INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date.  The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.

8.           SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Loan Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.

9.           REDUCTIONS OF AGGREGATE COMMITMENT.  If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

10.           ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.           GOVERNING LAW.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.

12.           NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Loan Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

ASSIGNEE:

[_____________________________________]

By:
Name:
Title:

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

[to be provided by KeyBank]

SCHEDULE 1
to Assignment Agreement

1.	Description and Date of Agreement: Term Loan Agreement dated as of December __, 2011 among Glimcher Properties Limited Partnership and Leawood TCP, LLC, as “Borrower” and KeyBank National Association as “Administrative Agent” and the Several Lenders From Time to Time Parties Hereto, as Lenders.

2.	Date of Assignment Agreement:_____________, 20__

3.	Amounts (As of Date of Item 2 above):

a.	Aggregate Commitment
	under Loan Agreement	$70,000,000

b.	Assignee’s Percentage
of the Aggregate Commitment
purchased under this
	Assignment Agreement**	_____________%

4.	Amount of Assignee’s
Commitment Purchased under this
	Assignment Agreement:	$____________

5.	Proposed Effective Date:	___________________

Accepted and Agreed:

KEYBANK NATIONAL ASSOCIATION

By:	By:
Title:	Title:

**  Percentage taken to 10 decimal places.

EXHIBIT “I”
to Assignment Agreement

NOTICE OF ASSIGNMENT

______________, 20__

To:	KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Real Estate Capital

BORROWER:

Glimcher Properties Limited Partnership
[_______]
180 East Broad Street
Columbus, Ohio 43215
Attention: Rich Burkhart

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1.           We refer to that Term Loan Agreement (the “Loan Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Loan Agreement.

2.           This Notice of Assignment (this “Notice”) is given and delivered to the Agent pursuant to Section 12.3.2 of the Loan Agreement.

3.           The Assignor and the Assignee have entered into an Assignment Agreement, dated as of             ____, 20___ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Loan Agreement.  The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any fee required by Section 12.3.2 of the Loan Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.           The Assignor and the Assignee hereby give to the Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.   At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5.           If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee.  The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

6.           The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7.           The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

8.           The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof.  The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Loan Agreement.*

*May be eliminated if Assignee is a party to the Loan Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE LOAN AGREEMENT, CONSENTED TO BY KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT D

ENVIRONMENTAL INVESTIGATION SPECIFICATIONS AND PROCEDURES

Phase I Environmental Site Assessments to be prepared in accordance with the ASTM Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process (ASTM Designation E1527-94), a summary of which follows:

This ASTM practice is generally considered the industry standard for conducting a Phase I Environmental Site Assessment (ESA).  The purpose of this standard is to “define good commercial and customary practice in the Untied States of America for conducting an ESA of a parcel of commercial real estate with respect to the range of contaminants within the scope of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and petroleum products.”  The ASTM Phase I ESA is intended to permit a user to satisfy one of the requirements to qualify for the innocent landowner defense to CERCLA liability; that is, the practice that constitutes “all appropriate inquiry into the previous ownership and uses of the property consistent with good commercial or customary practices” as defined in 42 USC 9601(35)(B).

The goal of the ASTM Phase I ESA is to identify “recognized environmental conditions.”  Recognized environmental conditions means the presence or likely presence of any hazardous substances or petroleum products on a property under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances or petroleum products into structures on the property or into the ground, groundwater, or surface water of the property.  The term includes hazardous substances or petroleum products even under conditions in compliance with laws.  The term is not intended to include de minimus conditions that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.

The ASTM standard indicates that a Phase I ESA should consist of four main components:  1) Records Review; 2) Site Reconnaissance; 3) Interviews; and 4) Report.  The purpose of the records review is to obtain and review records that will help identify recognized environmental conditions in connection with the property.  The site reconnaissance involves physical observation of the property’s exterior and interior, as well as an observation of adjoining properties.  Interviews with previous and current owners and occupants, and local government officials provides insight into the presence or absence of recognized environmental conditions in connection with the property.  The final component of the ESA, the report, contains the findings of the ESA and conclusions regarding the presence or absence of recognized environmental conditions in connection with the property.  It includes documentation to support the analysis, opinions, and conclusions found in the report.

While the use of this practice is intended to constitute appropriate inquiry for purposes of CERCLA’s innocent landowner defense, it is not intended that its use be limited to that purpose.  The ASTM standard is intended to be an approach to conducting an inquiry designed to identify recognized environmental conditions in connection with a property, and environmental site assessments.

D-1

EXHIBIT E

FORM OF OPINION OF BORROWER’S COUNSEL

December __, 2011

KeyBank,
as Administrative Agent for the Lenders
127 Public Square, 8th Floor
Cleveland, Ohio

Re:	$70,000,000 Term Loan to Glimcher Properties Limited Partnership and Leawood TCP, LLC (collectively, the “Borrower”)

Ladies and Gentlemen:

We have acted as counsel for the Borrower in connection with a $70,000,000 secured term loan , (the “Loan”), which Loan is being made pursuant to that certain Term Loan Agreement dated as of December __, 2011 (the “Loan Agreement”) between Borrower, KeyBank and the several lenders from time to time parties thereto (collectively, the “Lenders”), and KeyBank, as Administrative Agent (the “Agent”).

In connection with the Loan we have been furnished with originals or copies certified to our satisfaction of the partnership agreements and certificates of limited partnership, and Articles of Incorporation and Bylaws of the general partners of the entities comprising the Borrower (as defined in the Loan Agreement), and all such corporate and other records of the Borrower and the Parent Guarantor, with such declarations and agreements, and certificates of officers and representatives of the Borrower, with such other documents, and we have made such other examinations and investigations as we have deemed necessary as a basis for the opinions expressed below.

We have examined the originals of the following documents, each of which is addressed to the Lender or to which the Lender is a party (all of which are sometimes collectively referred to as the “Loan Documents”):

1.	The Loan Agreement; and

2.	[describe promissory notes and other Loan Documents].

Based upon the foregoing, we are of the opinion that:

1.
Each of the entities comprising the Borrower is a limited partnership duly formed [revise if necessary], validly existing and in good standing under the laws of the State of Delaware.  Borrower has all requisite power and authority to own its properties, carry on its business and to deliver and perform its obligations under the Loan Documents.

2.
Each of the general partners of Borrower is a corporation or trust duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the general partners of Borrower has all requisite power and authority to own its properties, carry on its business and to deliver and perform its obligations under the Loan Documents.

3.
The execution, delivery, and performance by each of the entities comprising the Borrower of the Loan Documents to which it is a party has been duly authorized by all necessary action of the Borrower and does not (i) require any consent or approval of any partner or shareholder of such entity or any other person or entity excepting such consents or approvals as have actually been obtained; (ii) violate any provision of any law, rule, or regulation of the United States or the State of Ohio, or any provision of the partnership or corporate law presently in effect having applicability to the Borrower or its general partners, as applicable; (iii) violate any provision of the partnership agreements of the Borrower or the articles of incorporation or bylaws of its general partners; (iv) violate any presently existing statutory or administrative provision or judicial decision applicable to the Borrower or its general partners; or (v) result in a breach of, or constitute a default under, any agreement or instrument affecting the Borrowers or its general partners.

4.
Each Loan Document to which it is a party (a) has been properly authorized, executed and delivered by each of the entities comprising the Borrower, (b) constitutes the legal, valid, and binding obligations of the Borrower, and (c) is enforceable in accordance with its terms.

5.
To our knowledge, no presently existing authorization, exemption, consent, approval, license, or registration with any court or governmental department, commission, bureau, agency, or instrumentality will be necessary for the valid, binding, and enforceable execution, delivery and performance by the Borrower of the Loan Documents.

6.
To our knowledge, there are no actions, suits, or proceedings pending or threatened against the Borrower before any court or governmental entity or instrumentality which could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement).

7.
The Loan Documents are governed by the laws of the State of Ohio, and the Loan, including the interest rate reserved in the applicable Note and all fees and charges paid or to be paid by or on behalf of Borrower in connection with such Loan pursuant to the applicable Loan Documents, is not in violation of the usury laws of the State of Ohio.

The opinions expressed herein are expressly made subject to and qualified by the following:

(a)  We have assumed that the Loan Documents are duly authorized and validly executed and delivered by the Agent, the Lenders and all other parties other than the Borrower.

(b)  This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof.

(c)  This opinion is limited to the laws of the State of Ohio and applicable federal law and no opinion is expressed as to the laws of any other jurisdiction.

(d)  We have assumed the authenticity of all documents submitted to us as originals (other than the Loan Documents) and the conformity to original documents of all documents (other than the Loan Documents) submitted to us as certified or photostatic copies.

(e)  The opinions expressed herein are qualified to the extent that: (i) the enforceability of any rights or remedies in any agreement or instruments may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally; and (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction.

This opinion may be relied upon by only by the addressees hereof, its attorneys, auditors, advisors, participants, and their respective successors and assigns, and not by any other party.

Very truly yours,

EXHIBIT F

BORROWING NOTICE

Date

KeyBank National Association
Real Estate Capital
Attention: [__________________]
127 Public Square, OH-01-27-0839
Cleveland, OH  44114

Borrowing Notice

Glimcher Properties Limited Partnership and Leawood TCP, LLC (collectively, “Borrower”) hereby requests an Advance pursuant to Section 2.7 of the Term Loan Agreement, dated as of December __, 2011 (as amended or modified from time to time, the “Loan Agreement”), among the Borrower, the Lenders referenced therein, and you, as an administrative agent for the Lenders.

An Advance is requested to be made in the amount of $__________, to be made on _____________.  Such Advance shall be a [LIBOR] [Floating Rate] Advance.  [The applicable LIBOR Interest Period shall be _____________.]

The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)

F-1

In support of this request, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that all requirements of Section 4.1 of the Loan Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:___________________

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole
general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware
corporation, its sole general partner

By:
Name:
Title:

F-2

EXHIBIT G

COLLATERAL ASSIGNMENT OF INTERESTS

THIS COLLATERAL ASSIGNMENT OF INTERESTS (this “Assignment”), made this ____ day of December, 2011, by GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware (“Assignor”) to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and other Lenders from time to time party to the “Loan Agreement” (as hereinafter defined) (KeyBank, in its capacity as Agent, hereinafter referred to as “Agent”).

W I T N E S S E T H:

WHEREAS, Assignor is the direct or indirect and beneficial owner of 100% of the membership interests in the limited liability company, set forth on Exhibit “A” attached hereto and made a part hereof (the “Company”);

WHEREAS, the Company is presently governed by the limited liability company operating agreement described on Exhibit “A” attached hereto opposite the name of the Company (the “Organizational Agreement”);

WHEREAS, Assignor, the Company, KeyBank, individually and as agent, and the “Lenders” identified therein entered into that certain Term Loan Agreement of even date herewith (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed, modified or amended, the “Loan Agreement”);

WHEREAS, pursuant to the Loan Agreement, the Lenders agreed to provide a secured term loan to Glimcher and the Company in the aggregate amount of $70,000,000 (collectively, the “Loans”);

WHEREAS, pursuant to Section 4.1(b) of the Loan Agreement, the Lenders and Agent have required that Assignor execute this Assignment;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.   Definitions.  Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

2.   Grant of Security Interest.  As collateral security for the payment and performance by Assignor of its duties, responsibilities and obligations under this Agreement and the other Loan Documents (which duties, responsibilities and obligations of Assignor are hereinafter referred to collectively as the “Obligations”), Assignor does hereby transfer, assign, pledge and convey to Agent, and does hereby grant a security interest to Agent for the ratable benefit of the Lenders, in and to the following:

a.           All right, title, interest and claims of Assignor now or hereafter acquired as the direct and beneficial owner of 100% of the membership interests in the Company (the "Pledged Equity Interests") together with any and all voting rights and privileges attaching to, existing or arising in connection with the Pledged Equity Interests (including without limitation the right to become the sole member in the Company),  any and all other securities, cash, certificates or other property, option or right in respect of, in addition to or substitution or exchange for any of the Pledged Equity Interests or any of the foregoing, or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for the Pledged Equity Interests; and

b.           Any and all profits, proceeds, income, dividends, distributions, payments upon dissolution or liquidation of the Company, and any return of capital, repayment of loans, and payments of any kind or nature whatsoever, now or hereafter distributable or payable by the Company to Assignor, by reason of Assignor’s Pledged Equity Interests in the Company, or now or hereafter distributable or payable to Assignor from any other source by reason of Assignor being a member or partner in the Company, by reason of services performed by Assignor for or on behalf the Company, and any and all proceeds from any transfer, assignment or pledge of any interest of Assignor in, or claim or right against, the Company (regardless of whether such transfer, assignment or pledge is permitted under the terms hereof or the other Loan Documents), and all claims, causes in action or things in action now or hereafter arising against the Company, in each case to the extent such distributable or payable amounts are on account of or are attributable to the Pledged Equity Interests (collectively, the "Distributions"); and

c.           All notes or other documents or instruments now or hereafter evidencing or securing any such Distributions from the Company; and

d.           All rights of Assignor to collect and enforce payment of the Distributions pursuant to the terms of any of the Organizational Agreement or otherwise; and

e.           All proceeds of any of the foregoing.

All of the foregoing described in this Section 2 are hereinafter referred to collectively as the “Collateral.”

3.   Obligations Secured.  This Assignment secures the payment and performance by Assignor of the Obligations.

4.   Collection of Distributions.

a.           It is acknowledged and agreed by the parties hereto that Agent shall have sole and exclusive possession of the Distributions and that this Assignment constitutes a present, absolute and current assignment of all the Distributions and is effective upon the execution and delivery hereof.  Notwithstanding the foregoing, the Agent hereby grants to Assignor a license to receive, collect and apply any Distributions that are made at any time other than when an Event of Default has occurred and is continuing.  If an Event of Default has occurred and is continuing, Assignor hereby agrees that such license shall be revoked, and hereby irrevocably directs the Company that any payments under or with respect to the Distributions made at any time thereafter shall be made and governed, as follows.  Payments under or with respect to the Distributions shall be made as follows:

i.   Assignor shall have no right to receive payments made under or with respect to the Distributions, or upon any redemption or conversion of the Collateral, and all such payments shall be delivered directly by the Company to the Agent.

ii.   If Assignor shall receive any payments made under or with respect to the Distributions, or upon any redemption or conversion of the Collateral, Assignor shall hold all such payments in trust for Agent and shall deliver them to the Agent immediately on demand.

iii.   In furtherance of the foregoing, Assignor does hereby notify and direct the Company that all payments under or with respect to the Distributions shall be made directly to the Agent.

b.           Assignor shall cause the Company to promptly distribute all net proceeds of the sale or other disposition of, or any financing or refinancing of, any of its assets or properties, and any and all other Distributions distributable or payable by the Company under the terms of the Organizational Agreement in accordance with the Loan Agreement.

c.           Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact, which appointment is coupled with an interest, either in the name of Agent, or in the name of Assignor, at Assignor’s sole cost and expense, and regardless of whether or not Agent becomes a member in the Company, to take any or all of the following actions at such time as a Default or Unmatured Default has occurred and is continuing:

i.   to ask, demand, sue for, attach, levy, settle, compromise, collect, recover, receive and give receipt for any and all Collateral and to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing and taking any actions on behalf of Assignor which is otherwise required of Assignor under the terms of any agreement as conditions precedent to the payment of the Distributions, and the right and power to endorse, in the name of Assignor, any checks, notes, drafts and other instruments received in payment of all or any portion of the Collateral; and

ii.   to institute one or more actions against the Company or any member thereof in connection with the collection of the Distributions, to prosecute to judgment, settle or dismiss any such actions, and to make any compromise or settlement deemed desirable, in Agent’s sole discretion, with respect to such Distributions, to extend the time of payment, arrange for payment in installments or otherwise modify the terms of the Organizational Agreement with respect to the Distributions or release the Company or any member thereof, from its obligations to pay any Distribution, without incurring responsibility to, or affecting any liability of, Assignor under the Organizational Agreement; it being specifically understood and agreed, however, that Agent shall not be obligated in any manner whatsoever to exercise any such power or authority or be in any way responsible for the collection of or realizing upon the Collateral, or any portion thereof.  The foregoing appointment is irrevocable and continuing and any such rights, powers and privileges shall be exclusive in Agent, its successors and assigns until this Assignment terminates as provided in Section 13, below.

5.   Warranties and Covenants.  Assignor does hereby warrant and represent to, and covenants and agrees with Agent, as follows:

a.           This Assignment has been duly executed and delivered by Assignor and constitutes the valid, legal and binding obligation of Assignor.  No consent from any other partner or member in the Company is required as a condition to the effectiveness of this Assignment.

b.           None of the Pledged Equity Interests is evidenced by any certificate, instrument, document or other writing other than the Organizational Agreement.

c.           True, correct and complete copies of each of the Organizational Agreement, together with all amendments thereto, have been delivered to Agent by Assignor, the Organizational Agreement is in full force and effect and is enforceable in accordance with its terms, and, so long as this Assignment remains in effect, Assignor shall not materially modify, amend, cancel, release, surrender or terminate, or permit the modification, amendment, cancellation, release, surrender or termination of, the Organizational Agreement, or dissolve, liquidate or permit the expiration of the Organizational Agreement or the termination or cancellation thereof, without in each instance the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

d.           Assignor is and shall remain the sole lawful, beneficial and record owners of the Pledged Equity Interests, and the right to receive the Distributions, free and clear of all liens, restrictions, claims, pledges, encumbrances, charges, claims of third parties and rights of set-off or recoupment whatsoever (other than those in favor of Agent hereunder), and Assignor has the full and complete right, power and authority to grant a security interest in the Collateral in favor of Agent, in accordance with the terms and provisions of this Assignment.  Assignor is not and will not become a party to or otherwise be bound by or subject to any agreement, other than the Loan Documents, that restricts in any manner the rights of any present or future holder of the Collateral with respect thereto.  No Person has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.

e.           This Assignment creates a valid and binding first priority security interest in the Collateral securing the payment and performance of the Obligations.  Neither Assignor nor any other Person has performed, nor will Assignor perform or permit any such other Person to perform, any acts which might prevent Agent from enforcing the terms and conditions of this Assignment or which would limit Agent in any such enforcement.

f.           Assignor consents (to the extent applicable Law does not prohibit Assignor from pre-consenting), and hereby directs the Company to so consent, to the admission of Agent or any other purchaser of the Pledged Equity Interests upon a foreclosure sale as a substitute partner of the Company with all of the rights and privileges of a partner of the same type as such Assignor under the Organizational Agreement in the event that Agent exercises its rights under this Assignment and Agent or such other purchaser succeeds to ownership of all or any portion of the Pledged Equity Interests.

g.           Assignor’s correct legal names indicated on the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof.  Assignor has been using or operating under said name, identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto.  In order to perfect the pledge and security interest granted herein against Assignor, an appropriate UCC Financing Statement must be filed with the Secretary of State of Delaware.  Assignor covenants and agrees that Assignor shall not change any of the matters addressed by the first two sentences of this subsection unless it has given Agent thirty (30) days prior written notice of any such change and caused to be filed at the request of Agent, or Agent’s counsel to file, such additional financing statements or other instruments in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

h.           Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents, endorsements, assurances and instruments as Agent may reasonably at any time request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Agent its rights, powers and remedies hereunder.  Without limiting the generality of the foregoing, at any time and from time to time, Assignor shall, at the request of Agent, make, execute, acknowledge, and deliver or authorize the execution and delivery of and where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time in such offices and places as shall be deemed desirable by Agent all such other and further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, certificates and other documents as Agent from time to time may require for the better assuring, conveying, assigning and confirming to Agent the Collateral and the rights hereby conveyed or assigned or intended now or hereafter to be conveyed or assigned, and for carrying out the intention or facilitating the performance of the terms of this Assignment.  Upon any failure of Assignor to do so, Agent may make, execute, record, file, re-record and/or refile, acknowledge and deliver any and all such further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, instruments, certificates and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney-in-fact with full power of substitution of Assignor so to do.  This power is coupled with an interest and is irrevocable.  Without limiting the generality of the foregoing, Assignor will obtain such waivers of lien, estoppel certificates or subordination agreements as Agent may reasonably require to insure the priority of its security interest in the Collateral.  Assignor also shall furnish to Agent such evidence as Agent reasonably may require from time to time to establish a valid security interest in and to further protect and perfect its security interest in the Collateral.

i.           Assignor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interest granted by Assignor under this Assignment or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number and organizational number of Assignor.  Agent shall upon request provide Assignor with copies of any and all such filings made by Agent.

j.           The Pledged Equity Interests and the Distributions are not and will not (A) be dealt in or traded on securities exchanges or in securities markets, (B) be “investment company securities” (as defined in Section 8-103(b) of the UCC), and (C) be credited to a securities account.  None of the Organizational Documents expressly provides that the Pledged Equity Interests are securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction.

6.   General Covenants.  Assignor covenants and agrees that, so long as this Assignment is continuing:

a.           Except as may be specifically set forth in the Loan Agreement, Assignor shall not, without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion, directly or indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral.

b.           Assignor shall at all times defend the Collateral against all claims and demands of all Persons at any time claiming any interest in the Collateral adverse to Agent’s interest in the Collateral as granted hereunder.

c.           Assignor shall perform in all material respects all of its duties, responsibilities and obligations under the Organizational Agreement and with respect to the Collateral.

d.           Assignor shall pay all taxes and other charges against the Collateral.

e.           Assignor shall promptly deliver to Agent as additional Collateral any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the Distributions or any right to receive a Distribution, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Agent may require to create a perfected security interest therein in favor Agent.

f.           Assignor will provide to Agent such documents and reports respecting the Collateral in such form and detail as Agent may reasonably request from time to time.

g.           Anything herein to the contrary notwithstanding, (i) Assignor shall remain liable under the Organizational Agreement and all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Collateral to the extent set forth therein to perform all of its duties and obligations (including, without limitation, any obligation to make capital contributions or provide other funds to such entities) to the same extent as if this Assignment had not been executed, (ii) the exercise by Agent of any of its rights hereunder shall not release Assignor from any of its duties or obligations under the Organizational Agreement or any such contracts, agreements and instruments, and (iii) neither Agent nor any of the Lenders shall have any obligation or liability under the Organizational Agreement or any such contract, agreement or instrument by reason of this Assignment, nor shall Agent or any of the Lenders be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

h.           If Assignor shall at any time be entitled to receive or shall receive any cash, certificate or other property, option or right upon, in respect of, as an addition to, or in substitution or exchange for any of the Collateral, whether for value paid by Assignor or otherwise, Assignor agrees that the same shall be deemed to be Collateral and shall be delivered directly to Agent in each case, accompanied by proper instruments of assignment and powers duly executed by Assignor in such a form as may be required by Agent, to be held by Agent subject to the terms hereof, as further security for the Obligations (except as otherwise provided herein with respect to the application of the foregoing to the Obligations).  If Assignor receive any of the foregoing directly, Assignor agrees to hold such cash or other property in trust for the benefit of Agent, and to surrender such cash or other property to Agent immediately.  In the event that Assignor purchases or otherwise acquires or obtains any additional interest in any Company, or any rights or options to acquire such interest, all rights to receive profits, proceeds, accounts, income, dividends, distributions or other payments as a result of such additional interest, rights and options shall automatically be deemed to be a part of the Collateral.  All certificates, if any, representing such interests shall be promptly delivered to Agent, together with assignments related thereto, or other instruments appropriate to transfer a certificate representing any such interest, duly executed in blank.

7.   Event of Default.  An Event of Default shall exist hereunder upon the occurrence of any of the following:

a.           The occurrence of a Default under the Loan Agreement; or

b.           Any amendment to or termination of financing statements naming Assignor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Agent or Agent’s counsel without the prior written consent of Agent and the effect of such filing is not completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Assignor thereof.

8.   Remedies.

a.           Upon the occurrence of any Event of Default, Agent may take any action deemed by Agent to be necessary or appropriate to the enforcement of the rights and remedies of Agent under this Assignment and the other Loan Documents, including, without limitation, the exercise of its rights and remedies with respect to any or all of the Pledged Equity Interests.  The remedies of Agent shall include, without limitation, all rights and remedies specified in the Loan Documents and this Assignment (including, but not limited to, the right to become a member and the right to remove any manager of the Company), all remedies of Agent under applicable general or statutory Law, and the remedies of a secured party under the UCC, regardless of whether the UCC has been enacted or enacted in that form in any other jurisdiction in which such right or remedy is asserted.  In addition to such other remedies as may exist from time to time, whether by way of set-off, banker’s lien, consensual security interest or otherwise, upon the occurrence of an Event of Default, Agent is authorized at any time and from time to time, without notice to or demand upon Assignor (any such notice or demand being expressly waived by Assignor) to charge any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Agent to or for the credit of or the account of Assignor against any and all of the Obligations, irrespective of whether or not Agent shall have made any demand for payment and although such Obligations may be unmatured.  Any notice required by Law, including, but not limited to, notice of the intended disposition of all or any portion of the Collateral, shall be reasonable and properly given in the manner prescribed for the giving of notice herein, and, in the case of any notice of disposition, if given at least five (5) business days prior to such disposition.  Agent may require Assignor to assemble the Collateral and make it available to Agent at any place to be designated by Agent which is reasonably convenient to both parties.  It is expressly understood and agreed that Agent shall be entitled to dispose of the Collateral at any public or private sale, and that Agent shall be entitled to bid and purchase at any such sale without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is otherwise required under this Assignment) of any kind, all of which are expressly waived.  In the event that Agent is the successful bidder at any public or private sale of the Collateral or any portion thereof, the amount bid by the Agent may be credited against the Obligations as provided in the Loan Agreement.  To the extent the Collateral consists of marketable securities, Agent shall not be obligated to sell such securities for the highest price obtainable, but shall sell them at the market price available on the date of sale. Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given.  Agent may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Assignor.  In the event that any consent, approval or authorization of any Governmental Agency or commission will be necessary to effectuate any such sale or sales, Assignor shall execute all such applications or other instruments as Agent may deem reasonably necessary to obtain such consent, approval or authorization.  Agent may notify any account debtor or obligor with respect to the Collateral to make payment directly to Agent, and may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral as Agent may determine whether or not the Obligations are due, and for the purpose of realizing Agent’s rights therein, Agent may receive, open and dispose of mail addressed to Assignor and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf and in the name of Assignor, as its attorney-in-fact.  In addition, Assignor hereby irrevocably designate and appoint Agent its true and lawful attorney-in-fact either in the name of Agent or Assignor to (i) sign Assignor’ name on any Collateral, drafts against account debtors, assignments, any proof of claim in any bankruptcy or other insolvency proceeding involving any account debtor, any notice of lien, claim of lien or assignment or satisfaction of lien, or on any financing statement or continuation statement under the UCC; (ii) send verifications of accounts receivable to any account debtor; and (iii) in connection with a transfer of the Collateral as described above, sign in Assignor’s name any documents necessary to transfer title to the Collateral to Agent or any third party.  All acts of said power of attorney are hereby ratified and approved and Agent shall not be liable for any mistake of law or fact made in connection therewith.  This power of attorney is coupled with an interest and shall be irrevocable so long as any amounts remain unpaid on any of the Obligations.  All remedies of Agent shall be cumulative to the full extent provided by Law, all without liability except to account for property actually received, but the Agent shall have no duty to exercise such rights and shall not be responsible for any failure to do so or delay in so doing.  Pursuit by Agent of certain judicial or other remedies shall not abate nor bar other remedies with respect to the Obligations or to other portions of the Collateral.  Agent may exercise its rights to the Collateral without resorting or regard to other collateral or sources of security or reimbursement for the Obligations.  In the event that any transfer tax, deed tax, conveyance tax or similar tax is payable in connection with the foreclosure, conveyance in lieu of foreclosure or otherwise of all or any portion of the Collateral, Assignor shall pay such amount to Agent upon demand and if Assignor fail to pay such amount on demand, Agent may advance such amount on behalf of Assignor and the amount thereof shall become a part of the Obligations and bear interest at the rate for overdue amounts under the Loan Agreement until paid.

b.           If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment that Assignor fail to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Assignor upon demand and shall constitute a part of the Obligations and shall bear interest at the rate for overdue amounts as set forth in the Loan Agreement.

c.           Whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral, Agent may take such action as Agent may deem necessary to protect the Collateral or its security interest therein, Agent being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien that in the reasonable judgment of Agent appears to be prior or superior to its security interest, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorney’s fees.  Any such advances made or expenses incurred by Agent shall be deemed advanced under the Loan Documents, shall increase the indebtedness evidenced and secured thereby, shall be payable upon demand and shall bear interest at the rate for overdue payments set forth in the Loan Agreement.

d.           Any certificates or securities held by Agent as Collateral hereunder may, at any time, and at the option of Agent, be registered in the name of Agent or its nominee, endorsed or assigned in blank or in the name of any nominee and Agent may deliver any or all of the Collateral to the issuer or issuers thereof for the purpose of making denominational exchanges or registrations or transfer or for such other purposes in furtherance of this Assignment as Agent may deem desirable.  Until the occurrence of an Event of Default, Assignor shall retain the right to vote any of the Collateral, or exercise membership rights, in a manner not inconsistent with the terms of this Assignment and the other Loan Documents, and Agent hereby grants to Assignor its proxy to enable Assignor to so vote any of the Collateral  (except that Assignor shall not have any right to exercise any such power if the exercise thereof would violate or result in a violation of any of the terms of this Assignment or any of the other Loan Documents).  At any time after the occurrence and during the continuance of any Event of Default, Agent or its nominee shall, without notice or demand, automatically have the sole and exclusive right to give all consents, waivers and ratifications in respect of the Collateral and exercise all voting, approval or other rights at any meeting of the members of the Company, respectively (and the right to call such meetings) or otherwise (and to give written consents in lieu of voting thereon), and exercise any and all rights of conversion, exchange, subscription or any of the rights, privileges or options pertaining to the Collateral and otherwise act with respect thereto and thereunder as if Agent or its nominee were the absolute owner thereof (all of such rights of the Assignor ceasing to exist and terminating upon the occurrence of an Event of Default) including, without limitation, the right to exchange, at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or the readjustment of the issuer thereof, all without liability except to account for property actually received and in such manner as Agent shall determine in its sole and absolute discretion, but Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for the failure to do so or delay in so doing.  The exercise by Agent of any of its rights and remedies under this paragraph shall not be deemed a disposition of collateral under Article 9 of the UCC nor an acceptance by Agent of any of the Collateral in satisfaction of the Obligations.

9.   Duties of Agent.  The powers conferred on Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Agent’s duty with reference to the Collateral shall be solely to use slight care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against prior parties.  Agent shall have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any of the payments received by it.

10.   Indemnification.

a.           It is specifically understood and agreed that this Assignment shall not operate to place any responsibility or obligation whatsoever upon Agent or any of the Lenders, or cause Agent or any of the Lenders to be, or to be deemed to be, a member in the Company and that in accepting this Assignment, Agent and the Lenders neither assume nor agree to perform at any time whatsoever any obligations or duties of Assignor under any of the Organizational Agreement or any other mortgage, indenture, contract, agreement or instrument to which Assignor is a party or to which they are subject, all of which obligations and duties shall be and remain with and upon Assignor.

b.           Assignor agrees to indemnify, defend and hold Agent and the Lenders harmless from and against any and all claims, expenses, losses and liabilities growing out of or resulting from this Assignment (including, without limitation, enforcement of this Assignment or acts taken or omitted to be taken by Agent or the Lenders hereunder or in connection therewith), except claims, expenses, losses or liabilities resulting from Agent’s or such Lender’s gross negligence or willful misconduct.

c.           Assignor upon demand shall pay to Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of counsel actually incurred (including those incurred in any appeal), and of any experts and agents, which Agent may incur in connection with (i) the administration of this Assignment, (ii) the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Agent hereunder, or (iv) the failure by Assignor to perform or observe any of the provisions hereof.

11.   Security Interest Absolute.  All rights of Agent, and the security interests hereunder, and all of the Obligations secured hereby, shall be absolute and unconditional, irrespective of:

a.           Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;

b.           Any change in the time (including any extensions of the maturity date of the Loan as provided in the Loan Agreement), manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents;

c.           Any exchange, release or nonperfection of any other collateral for the Obligations, or any release or amendment or waiver of or consent to departure from any of the Loan Documents with respect to all or any part of the Obligations; or

d.           Any other circumstance (other than payment of the Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor, the other Loan Parties or any third party for the Obligations or any part thereof.

12.   Amendments and Waivers.  No amendment or waiver of any provision of this Assignment nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No delay or omission of Agent to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent.  Failure on the part of Agent to complain of any act or failure to act that constitutes an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent of Agent’s rights hereunder or impair any rights, powers or remedies consequent on any Event of Default.  Assignor hereby waives to the extent permitted by Law all rights that Assignor has or may have under and by virtue of the UCC and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto providing any right of Assignor to notice and to a judicial hearing prior to seizure by Agent of any of the Collateral.  Assignor hereby waives and renounce for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by Law or the Loan Documents) and all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or that may hereafter be provided by the Constitution and Laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Obligations.

13.   Continuing Security Interest; Transfer of Loan; Release of Collateral.  This Assignment shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Obligations and the Lenders have no further obligation to make any advances of the Loan, (b) be binding upon Assignor and its heirs, successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and the Lenders and their respective successors, transferees and assigns.  Upon the indefeasible payment in full of the Obligations and the termination or expiration of any obligation of the Lenders to make further advances of the Loan or to issue any Facility Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor.  Upon any such termination, Agent will, at Assignor’s expense, execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.

14.   Securities Laws and Other Limitations.  In view of the position of Assignor in relation to the Collateral, or because of other current or future circumstances, a question may arise under the federal and state securities Laws, the Organizational Agreement, or under any intercreditor agreement, that may now or hereafter be entered into among the Agent and any other bank a party to the Loan Agreement or under any intercreditor agreement, which may now or hereafter be entered into among the Agent and any other party with respect to the Loans or the Collateral (as the same may be modified or amended from time to time, collectively, the “Intercreditor Agreements”) with respect to any disposition of the Collateral permitted hereunder.  Assignor understands that compliance with the federal and state securities Laws, the Organizational Agreement, or Intercreditor Agreements might very strictly limit the course of conduct of Agent if Agent were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable Blue Sky or other state securities Laws.  Assignor recognizes that in light of the foregoing restrictions and limitations Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof and who are able to satisfy any conditions or requirements set forth in the Organizational Agreement, and the Intercreditor Agreements, and Agent may sell the Collateral in parcels and at such times and to such Persons as Agent may reasonably determine is necessary to comply with such conditions or requirements.  Assignor acknowledge and agree that in light of the foregoing restrictions and limitations, the Agent in its sole and absolute discretion may, in accordance with federal and state securities Law, the Organizational Agreement and the Intercreditor Agreements, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the federal and state securities Laws (b) approach and negotiate with a single potential purchaser to effect such sale and (c) sell the Collateral in parcels and at such times and in such manner and to such Persons as Agent may reasonably determine is necessary to comply with such conditions and requirements.  Assignor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller if such sale were a public sale without such restrictions.  In the event of any such sale, Agent shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached or if all the Collateral were sold at a single sale.  Assignor further agrees that any sale or sales by Agent of the Collateral made as provided in this Section 14 shall be commercially reasonable.  The provisions of this Section 14 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.  Agent and the Lenders shall not be liable to Assignor for any loss in the value of any portion of the Collateral by reason of any delay in the sale of the Collateral.

15.   Governing Law; Terms.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF ANY JURISDICTION).

16.   Notices.  Each notice, demand, election or request provided for or permitted to be given pursuant to this Assignment  must be in writing and shall be deemed to have been properly given or served if given in the manner prescribed in the Loan Agreement.

17.   No Unwritten Agreements.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18.   Miscellaneous.  Time is of the essence of this Assignment.  Title or captions of paragraphs hereof are for convenience only and neither limit nor amplify the provisions hereof.  If, for any circumstances whatsoever, fulfillment of any provision of this Assignment shall involve transcending the limited validity presently prescribed by Law, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Assignment, in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Assignment shall remain operative and in full force and effect.  If more than one entity comprises the Assignor, the liability of each such entity shall be joint and several

19.   Modifications, Etc.  Assignor hereby consents and agrees that Agent or the Lenders may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any Person on its behalf or for its account, securing the Obligations; substitute for any Collateral so held by it, other collateral of like kind; agree to modification of the terms of the Loan Documents; extend or renew the Loan Documents for any period; grant releases, compromises and indulgences with respect to the Loan Documents for any period or to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor, endorser or any other Person liable with respect to the Obligations; or take or fail to take any action of any type whatsoever; and no such action that Agent or the Lenders shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent or any Lender.

20.   Attorney-in-Fact.  Notwithstanding anything to the contrary contained in this Assignment, Agent agrees that Agent will not take any action as attorney-in-fact of Assignor as permitted hereunder unless and until an Event of Default has occurred.

21.   Counterparts.  This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Assignment by signing any such counterpart.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Agent have executed this Assignment under seal on the date first above written.

ASSIGNOR:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware
corporation, its sole general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name: Kevin P. Murray
Title: Senior Vice President

The undersigned, being the Company referenced in this Assignment, consents to this Assignment and acknowledges and agrees to act in accordance with the directions given to them by the Assignor in this Assignment, including without limitation, the directions contained in Sections 4(a) and 5(f) of this Assignment, and to act in accordance with any directions given to them in the future by the Agent consistent with the rights granted to the Agent hereunder.

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole
general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

The undersigned, being the Borrower under the Loan Agreement referenced in this Assignment, represents and warrants that all of the representations and warranties contained in Section 5.21 of the Loan Agreement are true and correct in all material respects with respect to the Underlying Property which is the subject of the Pledged Equity Interests to be included in the Collateral under this Assignment.

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Glimcher Properties Corporation, a Delaware
corporation, its sole general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole
general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

EXHIBIT “A”

COMPANY

	Property Name	Company Name	Total Percentage Held by Assignor	Amount of Total Percentage Held Constituting Pledged Equity Interests	State of Organization	EIN	Organizational Agreement
1.	Town Center Plaza	Leawood TCP, LLC, a Delaware limited liability company	100%	100%	Delaware	45-3004995	Limited Liability Company Agreement of Leawood TCP, LLC, dated as of ____________ Certificate of Formation dated August 16, 2011 filed with the Delaware Secretary of State

Schedule 1

DESCRIPTION OF ASSIGNOR

1.           Glimcher Properties Limited Partnership has been using or operating under the name Glimcher Properties Limited Partnership without change since its formation.

Names and Tradenames used within the last five years: Glimcher Properties Limited Partnership

Location of all chief executive offices over last five years:

180 East Broad Street
Columbus, OH 43215

and

150 East Gay Street
Columbus, OH  43215

Mailing address:  180 East Broad Street
Columbus, OH 43215

Organizational Identification Number:  2350503

Federal Tax Identification Number:  31-1390925

EXHIBIT H

COLLATERAL ASSIGNMENT OF PROCEEDS

THIS COLLATERAL ASSIGNMENT OF ESCROW AGREEMENT AND PROCEEDS (“Assignment”), dated as of ________________________, is made by and LEAWOOD TCP, LLC, a Delaware limited liability company (the “Assignor”), in favor of KEYBANK NATIONAL ASSOCIATION, a national banking association, not individually but as Administrative Agent (the “Assignee”) on behalf of and for the benefit of the Lenders (as defined in the Loan Agreement) and their respective successors and assigns.

R E C I T A L S

WHEREAS, Assignor, Glimcher Properties Limited Partnership (“GPLP”), Assignee, individually and as agent, and the “Lenders” identified therein entered into that certain Term Loan Agreement of even date herewith (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed, modified or amended, the “Loan Agreement”).  Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Loan Agreement.;

WHEREAS, pursuant to the Loan Agreement, the Lenders agreed to provide a secured term loan to Glimcher and the Assignor in the aggregate amount of $70,000,000 (collectively, the “Loans”);

WHEREAS, pursuant to Section 4.1(b) of the Loan Agreement, the Lenders and Agent have required that Assignor execute this Assignment;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1)   As collateral security for the payment and performance by Assignor of its duties, responsibilities and obligations under this Agreement and the other Loan Documents (which duties, responsibilities and obligations of Assignor are hereinafter referred to collectively as the “Obligations”), Assignor does hereby transfer, assign, pledge and convey to Assignee, and does hereby grant a security interest to Assignee for the ratable benefit of the Lenders, in and to that certain escrow agreement (“Escrow Agreement”) between Assignor and ING and __________, as escrowee, pertaining to permanent loan to be obtained by Assignor in an amount not less than $70,000,000 and to be secured by the Collateral Asset, and all proceeds to be held in the escrow account (“Escrow Proceeds”) pursuant to the Escrow Agreement.

2)   Assignor agrees:

a.           To faithfully abide by, perform and discharge each and every obligation, covenant, condition and agreement of the Escrow Agreement to be performed by Assignor, and to enforce performance by the other parties thereto of each and every obligation, covenant, condition and agreement to be performed by such other parties.

b.           That the occurrence of an Event of Default by Assignor under the Loan Agreement shall constitute an “Event of Default” hereunder.

c.           At any time after the occurrence and during the continuation of an Event of Default, Assignee may, at its option, without notice, and without regard to the adequacy of security for the indebtedness hereby secured, either in person or by agent, with or without bringing any action or proceeding, or by a receiver to be appointed by a court at any time hereafter, enforce for its own benefit the Escrow Agreement.  The exercise of any rights under this Assignment shall not be deemed to cure or waive any default under any of the Loan Documents, or waive, modify or affect any notice of default under any of the Loan Documents, or invalidate any act done pursuant to such notice.

d.           Should Assignee or any Lender incur any liability (other than, in each case, on account of Assignee’s or such Lender’s gross negligence or willful misconduct) by reason of this Assignment or in defense of any claim or demand for loss or damage as provided above, the amount thereof, including, without limitation, reasonable costs, expenses and reasonable attorneys’ fees and expenses shall be secured hereby and all other Loan Documents (whether or not such amount, when aggregated with other sums secured exceeds the aggregate face amount of the Notes) and shall be due and payable immediately upon demand by Assignee.  During the occurrence and continuation of any Event of Default, any amounts incurred by Assignee or any Lender under this Section 2.d shall bear interest at the Default Rate from the date paid or incurred by Assignee or such Lender until repaid by Assignor.  In the absence of an Event of Default, any amounts incurred by Assignee or any Lender under this Section 2.d shall bear interest from the tenth (10th) Business Day following the date of demand for payment at the Default Rate.

e.           That this Assignment shall be assignable by Assignee to any successor to Assignee under the Loan Agreement and all representations, warranties, covenants, powers and rights herein contained shall be binding upon, and shall inure to the benefit of, Assignor, Assignee, each person who at any time is a Lender, and their respective legal representatives, and permitted successors and assigns.

3)   Assignor further hereby covenants and represents to Assignee that (a) Assignor has not previously assigned, sold, pledged, transferred, mortgaged, hypothecated or otherwise encumbered the Escrow Agreement, the Escrow Proceeds, or its right, title and interest therein, (b) Assignor shall not assign, sell, pledge, transfer, mortgage, hypothecate or otherwise encumber its interests in the Escrow Agreement or the Escrow Proceeds except to the Lenders under the Loan Documents, (c) Assignor has not knowingly performed any act which might prevent Assignor from performing its undertakings hereunder or which might prevent Assignee from operating under or enforcing any of the terms and conditions hereof or which would limit Assignee in such operation or enforcement, (d) Assignor is not in default under the Escrow Agreement, and to the best knowledge of Assignor, no other party to the Escrow Agreement is in default thereunder except as disclosed in writing to Assignee, and (e) except as provided in the Loan Agreement, no amendments to the Escrow Agreement will be made without the prior written consent of Assignee, not to be unreasonably withheld.

4)   All notices, demands or documents which are required or permitted to be given or served hereunder shall be in writing and shall be deemed sufficiently given when delivered or mailed in the manner set forth in the Loan Agreement.

5)   Any provision in the Loan Agreement that pertains to this Assignment shall be deemed to be incorporated herein as if such provision were fully set forth in this Assignment.  In the event of any conflict between the terms of this Assignment and the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.  A provision in this Assignment shall not be deemed to be inconsistent with the Loan Agreement by reason of the fact that no provision in the Loan Agreement covers such provision in this Assignment.

6)   This Assignment is made for collateral purposes only and the duties and obligations of Assignor under this Assignment shall terminate when all sums due Assignee and/or Lenders under the Loan Documents are paid in full and all obligations, covenants, conditions and agreements of Assignor contained in the Loan Documents are performed and discharged.  This assignment shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to the choice of law provisions thereof.

7)   Each Lender is a third party beneficiary of the obligations of Assignor and the rights and benefits accruing to Assignee hereunder.  It is expressly intended, understood and agreed that this Assignment and the other Loan Documents are made and entered into for the sole protection and benefit of Assignor, Assignee, and Lenders and their respective permitted successors and assigns; that no other person or persons shall have any right at any time to action hereon or rights to the proceeds of the Loan.

8)   Assignor and Assignee intend and believe that each provision in this Assignment comports with all applicable local, state or federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Assignment is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision or public policy, and if such court should declare such portion, provision or provisions of this Assignment to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Assignor and Assignee that such  portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Assignment shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein and that the rights, obligations and interests of Assignor and Assignee under the remainder of this Assignment shall continue in full force and effect.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Assignor has delivered this Assignment as of the date first written above.

ASSIGNOR:

LEAWOOD TCP, LLC, a Delaware limited liability company

By:	Glimcher Properties Limited Partnership,
a Delaware limited partnership, sole member

By:	Glimcher Properties Corporation,
a Delaware corporation, its sole general partner

By:
Name:	Mark E. Yale
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

EXHIBIT I

PARENT GUARANTY

This Parent Guaranty (the “Guaranty”) is made as of __________, 2011 by Glimcher Realty Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Guarantor”, to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Loan Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.           Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware (“GPLP”) and Leawood TCP, LLC, a Delaware limited liability company (“Owner” and together with GPLP, the “Borrower”) and Guarantor have requested that the Lenders make a term loan available to Borrower in an aggregate principal amount of $70,000,000 (the “Facility”).

B.           The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in an Term Loan Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Loan Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

C.           Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Loan Agreement, are collectively referred to herein as the “Notes”).

D.           Glimcher Properties Corporation, a Delaware corporation (“Glimcher Properties”) is the sole general partner in GPLP and Guarantor is the owner of all of the stock of Glimcher Properties.  GPLP is the owner of 100% of the membership interests in Owner.  Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Loan Agreement will benefit Guarantor by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members.  The execution and delivery of this Guaranty by Guarantor is a condition precedent to the performance by the Lenders of their obligations under the Loan Agreement.

AGREEMENTS

NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

1.           Guarantor absolutely, unconditionally, and irrevocably guaranties to each of the Lenders and shall be surety for:

(a)           the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Loan Agreement, and the other Loan Documents;

(b)           the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)           the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Loan Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.”  All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”

2.           In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Loan Agreement, and the other Loan Documents.

3.           Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantor may have against Borrower or that Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Loan Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations.  Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor the Lenders’ assessment of the financial condition of Borrower.  Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.  Guarantor further agrees that any exculpatory language contained in the Loan Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantor to enforce this Guaranty.

4.           Guarantor further agrees that Guarantor's liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Loan Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Loan Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all Indebtedness has been paid in full and the other terms, covenants and conditions of the Loan Agreement, and the other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend or modify a Note, the Loan Agreement or any of the other Loan Documents and may waive or release any provision or provisions of a Note, the Loan Agreement or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor's obligations hereunder.

5.           This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection.  Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time.  Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Loan Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right.  Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Loan Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor's obligations hereunder, it being the purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever.  Neither Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Loan Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Loan Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment.  The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6.           This Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.           If:  (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Loan Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Loan Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8.           The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9.           Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Loan Agreement or the Loan Documents, and any such payments to Guarantor made while any Default then exists under the Loan Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.

10.           Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder.  It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.           Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application as a Lender may from time to time elect.

12.           Guarantor hereby submits to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty.  Guarantor hereby consents to the jurisdiction of either the Cuyahoga County Common Pleas Court in Cleveland, Ohio or the United States District Court in Cleveland, Ohio, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter.  Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph 12 shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13.           All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.  Notice may be given as follows:

To Guarantor:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
Attention:  Rich Burkhart, Director of Treasury
Telephone:          (415) 655-4582
Facsimile:             (415) 655-4599

With a copy to :

Attention:  General Counsel
Phone: 614-887-5623
Facsimile:  614-621-8863
Email:  krieck@glimcher.com

To KeyBank as Administrative Agent and as a Lender:

KeyBank National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia  30368
Attention: Kevin Murray
Telephone:  770-510-2168
Facsimile:  770-510-2195

With a copy to:

SNR Denton US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois  60606
Attention:  Patrick G. Moran, Esq.
Telephone:  312-876-8132
Facsimile:  (312) 876-7934

If to any other Lender, to its address set forth in the Loan Agreement.

14.           This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

15.           This Guaranty shall be construed and enforced under the internal laws of the State of Ohio.

16.           GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP THAT IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

GLIMCHER REALTY TRUST, a Maryland real estate investment trust

By:
Name:
Title:

SCHEDULE 1

EXCEPTIONS, IF ANY, TO OWNERSHIP FREE OF UNPERMITTED LIENS
(Section 5.13)

NONE

Schedule 1 - Pg. 1

SCHEDULE 2

LITIGATION
(See Section 5.6)

NONE

Schedule 2 - Pg. 1

SCHEDULE 3

ENVIRONMENTAL MATTERS
(See Section 5.20)

NONE

Schedule 3 -  Pg. 1